Exhibit 10.48

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT MARKED WITH [***] HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT, AS AMENDED.

SECOND AMENDMENT OF

THE LICENSE, DEVELOPMENT, SUPPLY AND DISTRIBUTION AGREEMENT

This SECOND AMENDMENT OF THE LICENSE, DEVELOPMENT, SUPPLY AND DISTRIBUTION AGREEMENT (this “Second Amendment”) is made and effective as of January 29, 2013 (the “Second Amendment Effective Date”) by and among Allergan Sales, LLC, a Delaware corporation with its principal place of business at 2525 Dupont Drive, Irvine, California 92612 (“Allergan Sales”), Allergan USA, Inc., a Delaware corporation with its principal place of business at 2525 Dupont Drive, Irvine, California 92612 (“Allergan USA”), Allergan, Inc., a Delaware corporation with its principal place of business at 2525 Dupont Drive, Irvine, California 92612 (“Allergan, Inc.” and, collectively with Allergan Sales and Allergan USA, “Allergan”) and Spectrum Pharmaceuticals, Inc. (“Spectrum”), a Delaware corporation with its principal place of business at 11500 S. Eastern Avenue, Henderson, Nevada 89052. Allergan and Spectrum are collectively referred to herein as the “Parties” and individually as a “Party”.

WHEREAS, Allergan Sales, Allergan USA, Allergan, Inc. and Spectrum are parties to that certain License, Development, Supply and Distribution Agreement, dated October 28, 2008 and amended June 13, 2011 (the “License Agreement”), pursuant to which Spectrum granted Allergan the exclusive right to commercialize certain products containing Apaziquone in certain territories, and the Parties otherwise agreed to collaborate in the development and commercialization of such products;

WHEREAS, Allergan Sales, Allergan USA and Spectrum are also parties to that certain Co-Promotion Agreement, dated October 28, 2008 (the “Co-Promotion Agreement”), pursuant to which the Parties agreed to co-promote Licensed Product (as defined in the License Agreement) in the use for the treatment of bladder cancer, or pre-bladder cancer, conditions (the “Field of Use”);

WHEREAS, Spectrum now wishes to acquire back all the licensed rights to development and commercial activities for such products under the License Agreement and the Co-Promotion Agreement, and Allergan agrees to return to Spectrum all such rights to develop and commercialize such products, in consideration of which Spectrum has agreed to pay Allergan specified royalties on the future sales of Royalty Product (as defined herein); and

WHEREAS, the Parties desire to amend the License Agreement, terminate the Co-Promotion Agreement and set forth the terms and conditions under which Allergan will return, and Spectrum will accept, the rights to such products, all as set forth below.

NOW THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Second Amendment, the Parties agree as follows:

1. Unless otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in the License Agreement.

2. In consideration of Spectrum’s acquisition of the licensed rights to development and commercial activities for the Licensed Product back from Allergan, the Parties hereby agree that, notwithstanding anything to the contrary in the License Agreement, Allergan shall have no further liability for any costs or expenses of any kind, including without limitation, any Development Costs incurred after December 31, 2012 and from and after December 31, 2012, Allergan shall have no obligations or liability under the License Agreement or Co-Promotion Agreement including, without limitation, any obligations or liability regarding development, regulatory or other responsibilities or activities of any kind (collectively, the “Purpose”).

3. To effectuate the Purpose, as of the Second Amendment Effective Date, the licenses granted to Allergan under Article 2 of the License Agreement are terminated. Allergan confirms that it did not grant any sublicenses under such licenses while they were in effect.

4. Product Royalty.

(a) Royalty. In consideration of the Purpose and Allergan’s economic contribution as a party to the License Agreement and the Co-Promotion Agreement, Spectrum shall pay to Allergan a royalty on the Royalty Net Sales (as defined below) of Licensed Product in the Field of Use or for the treatment of upper urinary tract carcinoma (collectively, “Royalty Product”) by Spectrum, its Affiliates or sublicensees of Spectrum or its Affiliates within the Allergan Territory, as set forth in the table below (the “Royalty”):

Net Sales of Royalty Product In The Allergan Territory Each Fiscal Year	Royalty Rate
First [***] Dollars ($[***])	[***	]%
Amounts Greater Than [***] Dollars ($[***])	[***	]%

“Royalty Net Sales” means, with respect to a given period of time, the gross amounts invoiced in such period, less the following deductions from such gross amounts which are actually incurred, allowed, paid, accrued or specifically allocated:

(1) credits or allowances actually granted for damaged products, returns or rejections of product, price adjustments and billing errors;

[***]: CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

(2) governmental and other rebates (or equivalents thereof) granted to managed health care organizations, pharmacy benefit managers (or equivalents thereof), federal, state/provincial, local and other governments, their agencies and purchasers and reimbursers or to trade customers;

(3) normal and customary trade, cash and quantity discounts, allowances and credits actually allowed or paid;

(4) distribution services agreement fees allowed or paid to Third Party distributors;

(5) transportation costs, including insurance, for outbound freight related to delivery of the product to the extent included in the gross amount invoiced;

(6) sales taxes, VAT taxes and other taxes directly linked to the sales of the Royalty Product to the extent included in the gross amount invoiced; and

(7) any other items that reduce gross sales amounts as required by United States Generally Accepted Accounting Principles applied on a consistent basis.

Sales between or among Spectrum or its Affiliates or sublicensees of Spectrum or Spectrum’s Affiliates shall be excluded from the computation of Net Sales, but the subsequent final sales to Third Parties by such Party, Affiliates or sublicensees shall be included in the computation of Net Sales.

For clarity, and without limitation, a Royalty shall be paid on Royalty Products regardless of whether or not closed system packaging is included or utilized.

(b) Calculations. Notwithstanding Subsection 4(a) above:

(i) no royalty payments shall be due for Royalty Product which is sold and returned as defective, unusable, rejected by a purchaser; and

(ii) no royalty payments shall be due for Royalty Product which is used or provided to others by Spectrum, its Affiliates or its or their sublicensees solely for promotion (without consideration), research, conducting clinical trials, demonstration, evaluation, testing or training purposes.

[***]: CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

(c) No Patent Protection. If any Royalty Product is sold in a country in the Allergan Territory in which (i) there is no Patent Protection (as defined below), (ii) there is no Regulatory Exclusivity (as defined below), and (iii) a Generic Product (as defined below) exists, then the royalty rates set forth in Subsection 4(a) of this Second Amendment for such Royalty Product shall be [***]. “Generic Product” means, with respect to a Royalty Product in the Field of Use in a particular country in the Allergan Territory, another pharmaceutical product that: (x) contains as an active ingredient Apaziquone; and (y) is approved for use in such country (pursuant to 21 U.S.C. 355(b)(2), an ANDA, a separate NDA, compendia listing, other drug approval application or otherwise, including foreign equivalents of the foregoing, as applicable).“Patent Protection” means, in the country of sale in the Allergan Territory, that at least one of the claims of an issued and unexpired patent included within the Licensed Intellectual Property, which would be infringed by the sale of such Royalty Product in that country, is in effect and has not been revoked or held unenforceable or invalid by a final decision of a court or other governmental agency of competent jurisdiction having authority over said patent and that final decision is not appealed or unappealable (all claims are considered valid until so adjudicated and during prosecution of a patent application containing such claims) and is sufficient to prevent a Generic Product from being sold in such country. “Regulatory Exclusivity” means market exclusivity granted by a Governmental Authority designed to prevent the entry of Generic Product(s) onto the market in the Field of Use, including new chemical entity exclusivity, new use or indication exclusivity, new formulation exclusivity, orphan drug exclusivity, pediatric exclusivity and 180-day generic product exclusivity.

(d) Royalty Term. Spectrum’s royalty obligations shall commence on the first commercial sale of a Royalty Product and expire, on a country-by-country basis, on the later of: (i) the expiration or earlier invalidation of all of the patents in the Licensed Intellectual Property claiming the composition of matter of, the formulation of, or the method of making or using, such Royalty Product in such country; (ii) [***] ([***]) years after the first commercial sale of such Royalty Product in such country; or (iii) the expiration of all Regulatory Exclusivity covering such Royalty Product in such country. “Royalty Term” means the period of time from the Second Amendment Effective Date to that date upon which Spectrum’s royalty obligation expires in all countries within the Allergan Territory.

(e) Royalty Payment Schedule. Within five (5) business days after the end of each Fiscal Quarter during which a Royalty Product is sold by Spectrum, its Affiliates or its or their sublicensees, Spectrum shall provide to Allergan the estimated royalty payment calculation. Within forty-five (45) days after the end of each Fiscal Quarter during which a Royalty Product is sold by Allergan, its Affiliates or its or their sublicensees, Spectrum shall deliver to Allergan a detailed report, which shall include at least: (i) the net quantity sold, total sales, total to net deductions, and Net Sales of Royalty Product sold in the prior Fiscal Quarter; (ii) the calculation in U.S. dollars of royalty payments due hereunder with respect to such sales; and (iii) the total due hereunder for such Fiscal Quarter. Simultaneously with the delivery of each such report, Spectrum shall pay to Allergan the total due hereunder for such Fiscal Quarter.

(f) Currency of Payments. All payments under this Second Amendment will be made in U.S. dollars by electronic funds transfer to such bank accounts as each Party may designate from time to time, or by check. When Royalty Product is sold for monies other than U.S. dollars, the exchange rate shall be determined based on the average daily exchange rate calculated by averaging the closing daily rate between the country in which the Royalty Product was sold and the U.S., as obtained from Bloomberg or equivalent successor (absent manifest error therein), on a monthly basis during the Fiscal Quarter that Spectrum records the sale for accounting purposes.

[***]: CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

(g) Books; Records. During the Royalty Term and for three (3) years thereafter, Spectrum shall keep and maintain at its regular places of business complete and accurate books, records and accounts in accordance with the U.S. Generally Accepted Accounting Principles, or other accounting standards mandated by the U.S. Securities and Exchange Commission, in sufficient detail to reflect all amounts required to be paid under this Second Amendment, as well as any other books, records or accounts required to be maintained in connection with the Royalty Product under any applicable Law. Prior to destroying any books, records or accounts which are material to the Allergan’s rights and obligations under this Second Amendment, Spectrum must seek prior written consent from Allergan, which consent may not be unreasonably withheld.

(h) Audits. During the Royalty Term and for three (3) years thereafter, Allergan (including a firm of certified public accountants engaged for such purpose) shall have access to and the right to examine such relevant records and accounts that Spectrum is required to maintain pursuant to Subsection 4(g) of this Second Amendment at Spectrum’s premises for the sole purpose of verifying the payments owed to Allergan hereunder; provided, however, that any such examination: (i) shall be at Allergan’s expense; (ii) shall be during normal business hours upon reasonable prior written notice which shall in no event be less than five (5) business days; and (iii) shall not unreasonably interfere with Spectrum’s operations and activities. Allergan may not re-audit Spectrum’s records for a given period of time once audited unless a discrepancy has been discovered. All information reviewed during any such examination shall be treated as Confidential Information of Spectrum except as necessary in connection with the enforcement or interpretation under this Second Amendment. Spectrum shall promptly pay to Allergan any underpayment discovered in the course of such audit, together with interest at the rate specified in Subsection 4(k) of this Second Amendment accrued from the date due until paid. Notwithstanding Subsection 4(h)(i) above, if the audit uncovers an underpayment that is more than five percent (5%) of the amount payable for the period subject to such audit, Spectrum shall reimburse Allergan for its out-of-pocket expense of such audit.

(i) Withholding Taxes. Notwithstanding anything to the contrary herein, in the event that withholding taxes apply with respect to any amounts due by Spectrum hereunder, Spectrum shall be entitled to withhold from any payment due to Allergan under this Second Amendment any taxes that Spectrum is required to pay and such withholding shall decrease by an equivalent amount on the payment due to Allergan. Spectrum shall provide Allergan with notification of any anticipated withholding requirements with as much advance notice as practicable and shall cooperate in good faith with Allergan to legally minimize such withholding taxes. Spectrum will timely pay to the proper governmental authority the amount of any taxes withheld and will provide Allergan with an official tax certificate or other evidence of tax obligation, together with proof of payment from the relevant governmental authority sufficient to enable Allergan to claim such payment of taxes.

(j) Spectrum’s Obligations. Spectrum shall be solely responsible for, and shall pay, any royalties or other payments due under the [***], the [***] or any other license to the Licensed Intellectual Property.

[***]: CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

(k) Late Payment. If Allergan does not receive payment of any sum due to it on or before the due date, simple interest shall thereafter accrue on the sum due to Allergan from the due date until the date of payment at a rate equal to LIBOR, as reported in the Wall Street Journal, plus one percent (1%) or the maximum rate allowable by applicable law, whichever is less.

5. In consideration of the Purpose and the Royalty, Spectrum shall have the right to continue to use the data and results generated under the License Agreement before the Second Amendment Effective Date for its manufacture, development and/or commercialization of products containing Apaziquone anywhere in the world. Allergan hereby represents and warrants that to its knowledge, as of the Second Amendment Effective Date, there is no Allergan Intellectual Property Rights in either, any Allergan Solely Developed Know-How or any Joint Intellectual Property that have been incorporated in the Licensed Product in the Field of Use, or the making or using thereof.

6. Subject to regulatory approval to the extent applicable, Allergan shall assign to Spectrum all regulatory filings relating to the Licensed Product in the Field of Use in the Allergan Territory that are in the name of Allergan, its Affiliates and its or their sublicensees, if any. The Parties shall cooperate in good faith toward a goal of completing such assignment within thirty (30) days after the Second Amendment Effective Date or as soon as reasonably practicable thereafter.

7. Allergan hereby agrees to assign to Spectrum all right, title and interest in and to the trademarks specified on Exhibit 1 hereto, including the accompanying goodwill; provided, however, with respect to any abandoned application, Allergan’s obligation to assign shall only apply to the extent such abandoned application is reasonably assignable. The Parties shall cooperate in good faith toward a goal of completing such assignment within thirty (30) days after the Second Amendment Effective Date or as soon as reasonably practicable thereafter. Allergan consents to Spectrum’s continued ownership of the “eoquin” domain names registered in the name of Spectrum.

8. Allergan shall, to the extent assignable, assign to Spectrum the contracts listed on Exhibit 2 hereto, which were entered into by Allergan in connection with the development, manufacturing and/or commercialization of the Licensed Product in the Field of Use in the Allergan Territory. The Parties shall cooperate in good faith toward a goal of completing such assignment within thirty (30) days after the Second Amendment Effective Date or as soon as reasonably practicable thereafter.

9. Allergan hereby represents and warrants that as of the Second Amendment Effective Date, it does not possess any inventory of Licensed Product.

10. Spectrum hereby agrees to defend, indemnify and hold harmless Allergan Indemnitees from and against any Losses arising out of a Claim by a Third Party (other than an Affiliate of Allergan) arising out of, resulting from or relating to the manufacture, development or commercialization of pharmaceutical products containing Apaziquone by Spectrum, its Affiliates or its or their sublicensees, on or after the Second Amendment Effective Date. Spectrum’s obligations under this Section 10 shall be subject to the indemnification procedures of Section 12.3 of the License Agreement.

11. To effectuate the Purpose, as of the Second Amendment Effective Date:

(a)	all rights and obligations of both Parties under the License Agreement are hereby terminated, except for following portions of the License Agreement that will survive the termination: Article 1 (including Schedule 1) (Definitions; Interpretation); Article 9 (Confidential Information) (but as to Sections 9.1 thru 9.3 only for three (3) years from the Second Amendment Effective Date; for clarity, Section 9.4 (Independent Development; Residuals) shall continue after the three (3) year period); Article 12 (Indemnification; Limitations on Liability; Insurance Requirements) (but only to the extent any Loss arises prior to the Second Amendment Effective Date) and Section 12.3 (but only as applicable to Spectrum under this Second Amendment); Article 14 (Miscellaneous) (other than Sections 14.3, 14.6 and 14.12); Section 6.9 (Books; Records); Section 6.10 (Audits); Section 6.11 (Offset); Section 6.13 (Withholding Taxes); Section 6.15 (Late Payment) (for these Sections in Article 6, only as they relate to payments accrued before the Second Amendment Effective Date); Section 8.1 (Ownership); Section 8.2(a) and (8.2(b) (Prosecution) (as it relates to Joint Intellectual Property only and for clarity these sections shall not create or preserve any payment obligations of Allergan from and after December 31, 2012). For clarity, the appointment of Allergan as Spectrum’s agent under Section 5.1(a)(ii) is hereby terminated as of the Second Amendment Effective Date and Allergan shall have no obligations or liability under the License Agreement or Co-Promotion Agreement including, without limitation, any obligations or liability regarding development, regulatory or other responsibilities or activities of any kind; and

(b)	the Co-Promotion Agreement is hereby terminated.

12. After the Second Amendment Effective Date, (i) Allergan shall promptly deliver to Spectrum or destroy (at Allergan’s option) all Confidential Information of Spectrum, subject to Allergan retaining a copy of such Confidential Information solely as may be reasonably necessary for Allergan to perform under this Second Amendment and for legal archival purposes and/or as may be required by Law, and (ii) Spectrum shall promptly deliver to Allergan or destroy (at Spectrum’s option) all Confidential Information of Allergan, subject to Spectrum retaining a copy of such Confidential Information solely as may be reasonably necessary for Spectrum to perform under this Second Amendment and for legal archival purposes and/or as may be required by Law. For clarity, Confidential Information of Allergan shall exclude the data and results generated under the License Agreement and regulatory filings assigned by Allergan to Spectrum pursuant to Section 6 of this Second Amendment, if any.

13. The Parties agree to the press release attached hereto as Exhibit 3 announcing the Second Amendment and the Purpose. The Parties further agree that such press release shall be issued no later than close of business February 1, 2013. Further, from and after the Second Amendment Effective Date, each Party shall not mention the other Party or its Affiliates in any press release or other public statements concerning this Amendment, the Purpose, the License Agreement or the Co-Promotion Agreement without first, in each instance: (a) providing such statement to the other Party for review at least two full (2) business days in advance of making such proposed statement, and (b) obtaining the other’s Party’s express written consent to such statement, which shall not be unreasonably withheld; provided, that the other Party’s review and consent shall not be required in connection with a Party making a public statement that conforms in all material respects to the language in Exhibit 3 or that is determined, based on advice of legal counsel, to be required by applicable Law.

14. Each Party hereby acknowledges and agrees that, as of the Second Amendment Effective Date, to the knowledge of such Party, the other Party has fulfilled its obligations under the License Agreement and Co-Promotion Agreement and neither Party is in breach of the License Agreement or Co-Promotion Agreement.

15. This Second Amendment amends the terms of the License Agreement as expressly provided above, and the License Agreement, as so amended, along with the Second Amendment, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter of the License Agreement and supersedes, as of the Second Amendment Effective Date, all prior and contemporaneous agreements and understandings between the Parties with respect to the subject matter of the License Agreement. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as set forth in this Second Amendment and the License Agreement (as amended by this Second Amendment).

16. The validity, performance, construction, and effect of this Second Amendment shall be governed by and construed under the laws of the State of New York, without giving effect to any choice of law principles that would require the application of the laws of a different state.

17. This Second Amendment may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties have caused this Second Amendment of the License, Development, Supply and Distribution Agreement to be executed on the Second Amendment Effective Date.

ALLERGAN SALES, LLC

By:	/s/ Jeffrey L. Edwards
Name:	Jeffrey L. Edwards
Title:	Vice President and
Chief Financial Officer

ALLERGAN USA, INC.

By:	/s/ Jeffrey L. Edwards
Name:	Jeffrey L. Edwards
Title:	Vice President and
Chief Financial Officer

ALLERGAN, INC.

By:	/s/ Jeffrey L. Edwards
Name:	Jeffrey L. Edwards
Title:	Executive Vice President, Finance and Business Development,
Chief Financial Officer

SPECTRUM PHARMACEUTICALS, INC.

By:	/s/ Brett L. Scott
Name:	Brett L. Scott
Title:	Senior Vice President
Acting Chief Financial Officer

Exhibit 1

Trademarks

EOQUIN either (a) as a stand-alone mark or (b) as the mark has been used in combination with any other words, stylizations, logos, or designs so as to create a unitary trademark

Applications

Country	Mark	Application No.	Filing Date	Status
European Union	EOQUIN	005317086	9/15/06	Abandoned

Registrations

Country	Mark	Registration No.	Registration Date	Status
Canada	EOQUIN	TMA838454	12/14/2012	Issued
Japan	EOQUIN	5041987	4/20/07	Issued
United States	EOQUIN	3,171,995	11/14/06	Issued

Exhibit 2

List of Contracts to be Assigned to Spectrum

None

Exhibit 3

Press Release Announcing the Second Amendment and the Purpose

Spectrum Pharmaceuticals Acquires Rights for Apaziquone in the U.S., Europe and Other Territories from Allergan; Expects to File New Drug Application

•	Based on communication with the FDA, Spectrum anticipates an Advisory Committee meeting to review a potential NDA for apaziquone.

•	The Company expects to file an NDA, which Spectrum will seek to expedite as part of a plan to achieve potential commercialization of apaziquone in key markets.

•	Apaziquone is in development to treat non-muscle invasive bladder cancer (NIMBC) as a single instillation following transurethral resection of bladder tumor (TURBT).

•	Approximately 70% of all patients with newly diagnosed bladder cancer have NMIBC, and yet there are no FDA-approved agents for post resection chemotherapy.

HENDERSON, Nev. – January 31, 2013 — Spectrum Pharmaceuticals (NasdaqGS: SPPI), a biotechnology company with fully integrated commercial and drug development operations with a primary focus in hematology and oncology, today announced the Company has reacquired development and commercialization rights for apaziquone in the United States, Europe and other territories pursuant to an agreed-upon restructuring of Spectrum’s collaboration with Allergan, Inc. In exchange, Allergan will receive a royalty on future revenue. Apaziquone is an anticancer agent being developed for the treatment of non-muscle invasive bladder cancer (NIMBC) as a single instillation following transurethral resection of bladder tumor (TURBT).

Spectrum also announced that a scheduled meeting with the U.S. Food & Drug Administration (FDA) was held last month to discuss the results from the Company’s Phase 3 clinical trials. Based on the discussions with the FDA, Spectrum understands that the FDA can accept the NDA filing with the current Phase III data and will likely convene an Advisory Committee meeting. Further, based on discussions with the FDA, Spectrum has agreed to conduct one additional Phase III study following consultation with the FDA on its design.

“Regaining apaziquone rights will enable Spectrum to take the steps we believe are essential to advancing apaziquone toward commercialization in the U.S., Europe and other key territories,” stated Rajesh C. Shrotriya, M.D., Chairman, President and Chief Executive Officer of Spectrum Pharmaceuticals, Inc. “Spectrum is committed to expediting our program for apaziquone, with the goal of accelerating potential registration and integrating apaziquone into our plan to expand our footprint in the U.S. and build our presence in the EU. Spectrum is grateful to the FDA for its thoughtful feedback on the apaziquone clinical program. We believe there continues to be a significant unmet need as no drugs have been approved and marketed in the U.S. for more than 20 years for low-grade NMIBC.”

Apaziquone is an anticancer drug that requires activation by bio-reductive enzymes that are over-expressed in bladder cancer cells, to render it a cytotoxic alkylating agent. Spectrum conducted two multi-center, international Phase 3 trials of a single dose of intravesical instillation of apaziquone into the bladder in the immediate post-operative period after surgical resection of low-grade, non-muscle invasive bladder tumors. In April 2012, Spectrum announced that the Phase 3 trials did not meet their primary endpoint of a statistically significant difference in the rate of tumor recurrence at 2 years between treatment and placebo arms. However, analysis of the pooled data from both studies showed a statistically significant treatment effect in favor of apaziquone in the primary endpoint of the rate of tumor recurrence at 2 years (p-value = 0.0174) and in a key secondary endpoint, time to recurrence (p-value = 0.0076).

NMIBC is a form of bladder cancer localized in the surface layers of the bladder that has not spread to the deeper muscle layer. Approximately 70% of all patients newly diagnosed with bladder cancer have NMIBC. More than one million patients in the U.S. and Europe are estimated to be affected by the disease, which is treated predominantly by urologists. Professional urology associations and NCCN Guidelines recommend instillation of a cytotoxic agent following transurethral resection of bladder tumor (TURBT) for NMIBC. However, in the US, there are no FDA-approved agents for this indication.

About Spectrum Pharmaceuticals, Inc.

Spectrum Pharmaceuticals is a leading biotechnology company focused on acquiring, developing, and commercializing drug products, with a primary focus in oncology and hematology. Spectrum and its affiliates market three oncology drugs – FUSILEV® (levoleucovorin) for Injection in the U.S.; FOLOTYN® (pralatrexate injection), also marketed in the U.S.; and ZEVALIN® (ibritumomab tiuxetan) Injection for intravenous use, for which the Company has worldwide marketing rights. Spectrum’s strong track record in in-licensing and acquiring differentiated drugs, and expertise in clinical development have generated a robust, diversified, and growing pipeline of product candidates in advanced-stage Phase 2 and Phase 3 studies. More information on Spectrum is available at www.sppirx.com.

Forward-looking statement — This press release may contain forward-looking statements regarding future events and the future performance of Spectrum Pharmaceuticals that involve risks and uncertainties that could cause actual results to differ materially. These statements are based on management’s current beliefs and expectations. These statements include, but are not limited to, statements that relate to our business and its future, including certain company milestones, Spectrum’s ability to identify, acquire, develop and commercialize a broad and diverse pipeline of late-stage clinical and commercial products, leveraging the expertise of partners and employees around the world to assist us in the execution of our strategy, and any statements that relate to the intent, belief, plans or expectations of Spectrum or its management, or that are not a statement of historical fact. Risks that could cause actual results to differ include the possibility that our existing and new drug candidates may not prove safe or effective, the possibility that our existing and new applications to the FDA and other regulatory agencies may not receive approval in a timely manner or at all, the possibility that our existing and new drug candidates, if approved, may not be more effective, safer or more cost efficient than competing drugs, the possibility that our efforts to acquire or in-license and develop additional drug candidates may fail, our lack of sustained revenue history, our limited marketing experience, our dependence on third parties for clinical trials, manufacturing, distribution and quality control and other risks that are described in further detail in the Company’s reports filed with the Securities and Exchange Commission. We do not plan to update any such forward-looking statements and expressly disclaim any duty to update the information contained in this press release except as required by law.

SPECTRUM PHARMACEUTICALS, INC.®, FUSILEV®, FOLOTYN®, and ZEVALIN® are registered trademarks of Spectrum Pharmaceuticals, Inc and its affiliates. REDEFINING CANCER CARE™ and the Spectrum Pharmaceuticals logos are trademarks owned by Spectrum Pharmaceuticals, Inc.